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                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT

The Board of Directors
Diedrich Coffee, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-8 with John E. Martin, Form S-8 with Timothy J. Ryan, Form S-8 Stock Option Plan, Form S-3) of Diedrich Coffee, Inc. of our report dated March 28, 1998, relating to the balance sheets of Diedrich Coffee as of January 28, 1998 and January 27, 1997 and cash flows for each of the years in the two-year period ended January 28, 1998 and all related schedules, which report appears in the January 28, 1998 annual report on Form 10-K of Diedrich Coffee, Inc.

We consent to the reference to our firm under the heading "Experts" in the prospectus.

                                        /s/ KPMG Peat Marwick LLP

Orange County, California
August 11, 1998